EXHIBIT 10.45
1

VOLUNTARY RETIREMENT AND RELEASE

This Voluntary Retirement and Release Agreement is entered on this 8th day of March, 2018 (the “Effective Date”) among Ferrell Companies, Inc. ("FCI"), Ferrellgas, Inc. of Overland Park, Kansas (collectively, "Ferrellgas"), and their affiliates, including Ferrellgas Partners, L.P., and/or Ferrellgas, L.P., (all of which will collectively be referred to as "Ferrell") and Randy V. Schott ("Employee"), to set forth the terms of retirement from Employee’s employment relationship with Ferrellgas, a consulting arrangement for the following two (2) years, and for all benefits, rights, and obligations between Ferrellgas and Employee (referred to collectively as the “Parties”). Thus, in consideration of the mutual promises, covenants and agreements set forth below, the adequacy and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

Employee has notified Ferrell that he is retiring from the company as of the Effective Date, and his regular employment will end on March 8, 2018; however, Employee will continue in an advisory role described in Section 2 below. Ferrell and Employee now desire to fully and finally resolve all issues among or between them arising from Employee's employment by Ferrell, his retirement and subsequent consulting relationship with Ferrell. Therefore, intending to be legally bound, Ferrell and Employee agree as follows:

1.	Employee has retired from his position as Sr. Vice President of Operations of Ferrellgas and all its affiliated entities on the Effective Date.

2.
Further, Ferrellgas agrees to pay Employee his regular base salary through May 23, 2018 and will retain Employee in a consulting and advisory role, from March 8, 2018 through March 8, 2020, (the “Advisory Period”). Employee will be paid $250,000 per annum on the usual bi-weekly pay periods of Ferrell, subject to withholdings and deductions, during and for the Advisory Period. Employee will not be granted any further options or stock appreciation rights. Employee will no longer be deemed to be an advisor to Ferrell, including any affiliates of any Ferrell entity, after the Advisory Period, and no further rights or benefits, including without limitation stock/common unit option or stock appreciation rights or vesting, shall accrue to Employee during or after the Advisory Period. Employee shall not make any 401(k) contributions nor receive any 401(k) matching during the Advisory Period and will voluntarily discontinue deferrals to his Supplemental Savings Plan. Employee will not be entitled to future ESOP allocations after the Effective Date. Employee shall cooperate fully with Ferrell in the transition of his duties, but shall not undertake any duties on behalf of Ferrell and shall not be considered to be operating within the course of any duties unless specifically directed in writing by Ferrell to do so. Employee shall not have the authority, apparent or actual, to enter into agreements on behalf of Ferrell or to otherwise bind the company, and Employee shall not hold himself out to be an officer of Ferrell. Employee shall have access to company offices, telephone systems, computer or email systems or other Ferrell property during the Advisory Period only as specifically authorized in writing by Ferrell. Employee will office from his home and all business communications by him shall be directed to Trent Hampton, Sr. Vice President of Ferrellgas. Employee shall be reimbursed only for previously authorized and reasonable out-of-pocket expenses incurred on behalf of Ferrellgas. Employee agrees to be available to assist and cooperate with Ferrell and to respond in a timely manner to reasonable inquiries from Ferrell senior management. Employee agrees that the confidentiality provisions of his Employee Agreement shall extend to any confidential information (as defined in his Employment Agreement) obtained or developed during this period.

3.
During the Advisory Period, Ferrellgas shall provide the employer share of any health, vision, and dental coverage in which Employee and his dependents were enrolled as of the Effective Date and Employee’s cost for these benefits will be consistent with the rates charged to active employees during the Advisory Period. Employee acknowledges that the end of the Advisory Period will constitute a "qualifying event" for COBRA purposes. Employee acknowledges such payments are greater than Ferrell’s COBRA obligations.

During the Advisory Period, Ferrellgas shall also provide the employer share of the cost of any life and AD&D coverage in which Employee and his dependents were enrolled as of the Effective Date, and Employee's cost for these benefits will be consistent with the rates paid by active employees.

4.
In exchange for the mutual promises made here, Employee agrees to forever RELEASE and DISCHARGE Ferrell, all of Ferrell’s affiliated entities, and Ferrell's officers, employees, directors and agents from any and all claims arising from his employment and/or cessation of employment and all debts, obligations, claims, demands, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorney's fees), reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 and all amendments thereto, Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Older Workers’ Benefits Protection Act, and/or any other applicable federal, state, or local employment discrimination or retaliation statute, ordinance or common law doctrine which Employee might assert against Ferrell. Employee waives any right to recover in any lawsuit brought on his behalf by any government agency or other person. Except as specifically provided, this paragraph does not release any rights or obligations under this Agreement or any rights or Employee’s interest existing (as of the Effective Date) in the Ferrell Companies, Inc. Incentive Compensation Plan, the Ferrellgas Unit Option Plan, the Ferrell Companies, Inc. Employee Stock Ownership Plan, the Ferrell Companies, Inc. 401(k) Investment Plan, or the Ferrell Companies, Inc. Supplemental Savings Plan. This provision specifically releases any claims by Employee pursuant any employment agreement with Ferrell.

5.
Employee acknowledges that he has been employed by Ferrell in a senior management capacity and has supervised employees conducting business throughout the United States, including employees directly involved in the sale, wholesale, and transportation of propane and the purchase and supply of propane, including sale and transport to national and government accounts. In the course of his employment, Employee has received significant Confidential Information (as defined in his Employee Agreement), including specific information regarding Ferrell’s strategies, suppliers, product costs and customers throughout the United States and has participated in all meetings of the executive committee and board of directors of Ferrell. For that reason, and in consideration of the financial benefits granted to Employee pursuant to this Agreement, Employee acknowledges that any employment or consulting engagement in the propane industry or direct or indirect solicitation of customer or employees of Ferrell during the Advisory Period would result in the inevitable disclosure and/or use of such Confidential Information to the detriment of Ferrell. Therefore, Employee agrees not to accept employment or consulting engagement in the retail or wholesale propane distribution or transportation industries in whole or in part within the United States during the Advisory Period or the two-year period immediately following the Effective Date of his retirement.      Further, Employee agrees not to divert customers or employees of Ferrell, nor interfere with the relationship between Ferrell and any of its customers and employee during the Advisory Period.

6.
Employee agrees to cooperate with Ferrell in the transition plans of Ferrell with respect to his responsibilities. Employee shall not undertake any further day-to-day responsibilities, except as directed, and shall act in a substantially similar manner as described in Section 2, consistent with his role as an advisor in the Advisory Period.

7.
Employee promises not to make any derogatory, disparaging or false statements to any third parties intended to harm the business or personal reputation of Ferrell, its directors, officers and employees, nor to disparage or act contrary to the transition plans of Ferrell.

8.
Employee understands and agrees that if he violates any promises, Ferrell may pursue all permissible remedies to redress such violations including seeking repayment of all payments made under this Voluntary Retirement and Release and recovery of costs and reasonable attorney's fees. If Employee violates any promises during the Advisory Period, in addition to its other remedies Ferrell may terminate Employee’s engagement as an advisor and all payments and benefits hereunder.

9.
Employee agrees that the surviving terms of his Employee Agreement, his FCI Option Grantee Agreements, any Ferrellgas Partners, L.P. Option Agreements, Stock Appreciation Rights Agreements and any similar employment agreements with Ferrell, which are incorporated herein by reference, are enforceable agreements by the Parties, that his obligations under these agreements inure to the benefit of Ferrell, and that this Voluntary Retirement and Release does not release him from any post-employment obligations under them or under any other contract which obligates Employee not to reveal the Confidential Information of Ferrellgas.

10.
Employee acknowledges that there may be existing litigation or regulatory matters of which he may have knowledge. Employee agrees to remain available (upon reasonable prior notice) to consult with Ferrell in connection with any claims or litigation involving Ferrell and any transitional matters involving Employee's prior duties with Ferrell. Ferrell shall reimburse Employee for his reasonable out-of-pocket expenses in connection with such consultation.

11. This agreement shall be governed by the laws of the state of Kansas, except with respect to the issuance, ownership and exercise of options or stock appreciation rights, which shall be governed by the state of Delaware.

Additional Statement by Employee

I was given a copy of this Voluntary Retirement and Release and was notified that I have the right to consult with an attorney before signing. Furthermore, I acknowledge being given at least twenty-one (21) days within which to consider this Voluntary Retirement and Release. I have carefully read and fully understand this Voluntary Retirement and Release and have had sufficient time and opportunity to consult with my personal tax, financial, and legal advisors prior to signing. By signing this Voluntary Retirement and Release, I voluntarily indicate my intent to be legally bound by its terms. I understand that I may revoke this Voluntary Retirement and Release within seven days after signing it but that thereafter it is irrevocable.

THIS IS A RELEASE OF CLAIMS
READ CAREFULLY BEFORE SIGNING

/s/ Randy V. Schott
Randy V. Schott

3/8/2018
Date

FERRELLGAS, INC.;
FERRELL COMPANIES, INC.;
FERRELLGAS PARTNERS, L.P.
FERRELLGAS, L.P.
by FERRELLGAS, INC., a Delaware
Corporation, their General Partner

By	/s/ Trent Hampton	Date	3/8/2018
Trent Hampton
Sr. Vice President